EXHIBIT 3(i)


                              ARTICLES OF AMENDMENT
                  TO THE RESTATED ARTICLES OF INCORPORATION OF
                            BADGER PAPER MILLS, INC.

             THE UNDERSIGNED, Claude L. Van Hefty and Miles L. Kresl, Jr., hereby certify that they are, and at all times herein mentioned have been, the duly elected and acting President and Corporate Secretary, respectively, of Badger Paper Mills, Inc. (the "Corporation"), and further certify pursuant to Section 180.1006 of the Wisconsin Business Corporation Law that:


                                    ARTICLE I

             The name of the Corporation is Badger Paper Mills, Inc.


                                   ARTICLE II

             Article IV of the Corporation's Restated Articles of
   Incorporation is hereby amended and shall hereafter read in its entirety as follows:

                                   ARTICLE IV

             (A) General Powers, Number, Classification and Tenure of Directors. The general powers, number, classification, tenure and qualifications of the directors of the corporation shall be as set forth in Sections 3.01 and 3.02 of Article III of the By-Laws of the corporation as such Sections shall exist from time to time. No provision of Section 3.01 or 3.02 of the By-Laws shall be amended, altered, changed or repealed except by the affirmative vote of shareholders holding at least seventy-five percent (75%) of the voting power of the then outstanding shares of capital stock of the corporation entitled to vote generally; provided, however, that the Board of Directors, by resolution adopted by the Requisite Vote (as hereinafter defined), may amend, alter, change or repeal any provision of Sections 3.01 or
        3.02 of the By-Laws without a vote of the shareholders. As used herein, the term "Requisite Vote" shall mean the affirmative vote of the number of directors in the two largest classes of directors provided for in Section 3.01 of the By-Laws, plus one director.

             (B) Removal of Directors. Any director may be removed from office, but only for Cause (as hereinafter defined) by the affirmative vote of holders of at least seventy-five percent (75%) of the voting power of the then outstanding shares of capital stock of the corporation entitled to vote generally; provided, however, that if the Board of Directors by resolution adopted by the Requisite Vote shall have recommended removal of a director, then the shareholders may remove such director from office without Cause by the affirmative vote of shareholders holding a majority of such outstanding shares. As used herein, "Cause" shall exist only if the director whose removal is proposed (i) has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal or (ii) has been adjudged by a court of competent jurisdiction to be liable for willful misconduct in the performance of his or her duties to the corporation in a matter which has a material adverse effect on the business of the corporation and such adjudication is no longer subject to direct appeal.

             (C) Amendments. Notwithstanding any other provision of these Restated Articles of Incorporation, the provisions of this
        Article IV shall be amended, altered, changed or repealed only by the affirmative vote of shareholders holding at least seventy-five percent (75%) of the voting power of the then outstanding shares of capital stock of the corporation entitled to vote generally.


                                   ARTICLE III

             The foregoing amendment to the Corporation's Restated Articles of Incorporation was adopted in accordance with Section 180.1003 of the Wisconsin Business Corporation Law on May 14, 1996.


                                   ARTICLE IV

             The effective time of the foregoing amendment shall be the time of filing of these Articles of Amendment.

             IN WITNESS WHEREOF, the undersigned have executed these Articles of Amendment to the Corporation's Restated Articles of Incorporation, in duplicate, at Marinette, Wisconsin, this 14th day of May, 1996.

                                      BADGER PAPER MILLS, INC.



                                      By:   /s/ Claude L. Van Hefty
                                           Claude L. Van Hefty
                                           President



                                      By:   /s/ Miles L. Kresl, Jr.
                                           Miles L. Kresl, Jr.
                                           Corporate Secretary

             This document was drafted by and should be returned to Thomas E. Hartman, Esq., Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.

                                    RESTATED
                            ARTICLES OF INCORPORATION


             The following Restated Articles of Incorporation duly adopted pursuant to the authority and provisions of Chapter 180 of the Wisconsin Statutes, supersede and take the place of the existing articles of incorporated and amendments thereto:

   ARTICLE I. The name of said corporation shall be BADGER PAPER MILLS, INC., and the location and principal office of said corporation shall be in the City of Peshtigo, and State of Wisconsin, where its principal books of account and corporate records shall be kept, but said corporation may establish such other and further branch offices from time to time in such place or places either within or without the State of Wisconsin as the board of directors may desire.

   ARTICLE II. The business and purposes of said corporation shall be to conduct a general manufacturing business, to take, buy, sell, hold and use patents and patent rights, to engage in lumbering and forestry operations, to buy, sell, deal in, lease, exchange, and hold, improve and operate all kinds of real and personal property, timber and mining lands and rights, water power and power rights, or to mortgage, pledge or dispose of the same in any manner whatsoever, to build and maintain dams and reservoirs for power and logging purposes, to construct, lease, hold, buy and sell private lines of railroads and other tracts and means of transportation for purposes of its business, and generally to do whatever may seem to the corporation to be appropriate to the accomplishment of the foregoing business and purposes, without limitation by inference from any enumeration above stated.

   ARTICLE III. The capital stock of this corporation shall consist of 1,200,000 shares of common stock. The common stock shall have no nominal or par value and may be issued from time to time for such consideration as may be fixed from time to time by the Board of Directors.

                  No holder of shares of common stock of this corporation shall as a matter of right because he is holder of such shares, be entitled or have the right to subscribe for, purchase, or receive any part of any new or additional issue of stock now authorized.

   ARTICLE IV. The number of directors constituting the Board of Directors of the corporation shall be fixed by the By-Laws of the corporation, but shall not be less than five or more than nine.

   ARTICLE V. The period of existence of the corporation shall be perpetual.

   ARTICLE VI. Only persons holding stock according to the regulations thereof shall be directors.

   ARTICLE VII. Any two general offices may be held by one and the same person at the same time whenever the directors by resolution shall so order.

   ARTICLE VIII. Said corporation shall have a corporate seal of such design with such inscription as the By-Laws shall provide or as the board of directors by resolution shall adopt.

   ARTICLE IX. Address of the registered office at the time of adoption of these restated articles is West Front Street, Peshtigo, Wisconsin.

   ARTICLE X. Name of the registered agent at such address at the time of adoption of the restated articles is Walter F. Adrian.

   ARTICLE XI. These articles may be amended in the manner authorized by law at the time of amendment.